UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 2, 2018

INNOPHOS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33124	20-1380758
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

259 Prospect Plains Road, Cranbury, New Jersey		08512
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 609-495-2495

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2018 Long Term Incentive Awards

On April 2, 2018, Innophos Holdings, Inc. (the “Company”) granted/awarded (i) restricted shares of common stock, par value $0.001 per share (“Common Stock”), (ii) non-qualified options to purchase shares of Common Stock and (iii) performance shares (contingent rights to obtain shares of Common Stock) to participants in its 2009 Long Term Incentive Plan (the “2009 LTIP”), including to the officers shown in the following table (who are those current employees who were listed as “named executive officers” under Securities and Exchange Commission rules in the Company’s proxy statement for its 2017 annual meeting of stockholders) and in the amounts indicated:

Name and Title	Number of Restricted Shares	Number of Shares Underlying Options	Option Exercise Price Per Share	Number of Performance Shares Awarded at Target
Kim Ann Mink Chairman, Chief Executive Officer and President	17,801	73,333	$39.28	13,350
Han Kieftenbeld Senior Vice President, Chief Financial Officer	3,919	16,145	$39.28	2,939
Amy Hartzell Senior Vice President, Supply Chain and Purchasing	1,350	5,564	$39.28	1,013
Mark Feuerbach Vice President, Investor Relations, Treasury, Financial Planning & Analysis(1)	1,684	6,937	$39.28	1,263
Yasef Murat Senior Manufacturing Fellow(1)	775	3,194	$39.28	581

(1)	Mr. Feuerbach and Mr. Murat are currently employed by the Company, but are not executive officers. Mr. Feuerbach and Mr. Murat were executive officers during some period of time in 2016 and were each listed as a “named executive officer” under Securities and Exchange Commission rules in the Company’s proxy statement for its 2017 annual meeting of stockholders.

Restricted shares are issued and outstanding shares of Common Stock held in escrow pending distribution to participants as they vest depending on time and continued service to the Company. Awards of restricted shares made in 2018 vest in three equal installments on March 31 of 2019, 2020 and 2021 (December 31 of 2018, 2019 and 2020 in the case of Dr. Mink). Like other outstanding shares of Common Stock, restricted shares are entitled to receive cash dividends as declared by the Board of Directors and to be voted on stockholder matters by participants. Generally, except for special circumstances, failure to remain with the Company for the full vesting period causes unvested shares to be forfeited.

The options, all of which are non-qualified options, were granted at an exercise price equal to the closing price of the Common Stock on the NASDAQ Global Select Stock Market on the date of grant. Generally, the stock options granted in the 2018 program vest in three equal installments on March 31 of 2019, 2020 and 2021 (December 31 of 2018, 2019 and 2020 in the case of Dr. Mink). Vested options may be exercised in whole or in part, and, for actively employed participants, those options that remain unexercised will expire after ten years from the date of the grant. Special circumstances for vesting and exercise apply for different kinds of service terminations, as set forth in the terms of the grant.

The performance shares relate to an award cycle covering the three year period January 1, 2018 through December 31, 2020. The awards are expressed in terms of “target” numbers of shares of Common Stock, but less or more (up to two times the target award) than the number of target shares can be earned depending on performance over the award cycle. Performance metrics for the cycle include two equally weighted bonus factors, a “free cash flow” bonus factor and a “contribution margin as a percentage of sales” bonus factor. Overall payouts of performance shares will be modified based on the Company’s total stockholder return (“TSR”) over the three year performance cycle as compared to the TSR earned by the companies composing the Standard and Poor’s 500 Index during this same period. Dividend equivalents for earned shares will be accrued during the performance period and paid out in cash (after the end of the period) on shares, if distributed. Generally, except for special circumstances, continued service with the Company through the end of the cycle is required to receive a full payout.

In general, all three types of awards under the 2018 program are entitled to accelerated vesting and other enhanced rights in connection with “Changes in Control” (as defined in the 2009 LTIP) and the participants’ individual employment circumstances as affected by the change. Awards of all three types that have not yet vested are also subject to forfeiture in the event former employees violate any applicable non-compete covenants or do not fulfill requirements during any remaining vesting period to render assistance to the Company, as requested, in legal proceedings.

The current form of award agreement for grants under the 2009 LTIP, including each of the above grants, other than the grant to Dr. Mink, is filed herewith as Exhibit 10.1 hereto. The current form of award agreement for grants to Dr. Mink under the 2009 LTIP is filed herewith as Exhibit 10.2 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed with this report:

Exhibit No.	Description

10.1	Form of Award Agreement under the 2009 LTIP (all participants, other than Dr. Kim Ann Mink)

10.2	Form of Award Agreement under the 2009 LTIP (Dr. Kim Ann Mink)

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INNOPHOS HOLDINGS, INC.

April 4, 2018	By:	/s/ Joshua Horenstein
	Name:	Joshua Horenstein
	Title:	Senior Vice President, Chief Legal Officer and Corporate Secretary